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CARTER’S, INC. TO ACQUIRE CHILDREN'S RETAILER IN CANADA

• Acquiring most significant international licensee
• Business to be purchased for approximately $98 million
• Acquisition represents a significant international growth opportunity

Atlanta, Georgia, June 22, 2011 / Business Wire -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today announced that it has entered into a definitive agreement to acquire Bonnie Togs, a children’s apparel retailer based in Toronto, Canada, for total consideration of up to approximately $98 million.

Bonnie Togs is a Canadian specialty retailer focused exclusively on the children’s apparel and accessories marketplace. Bonnie Togs generated net sales in the twelve-month period ended May 2011 of approximately CAD $100 million, which reflects an increase of approximately 30% over the previous twelve-month period. Bonnie Togs operates 59 retail stores in Canada and sells products under the Carter’s and OshKosh B’gosh brands, as well as other private label and national brands. Bonnie Togs has been Carter’s principal licensee in Canada since 2007 and is the Company’s most significant international licensee. In addition to its 37 Bonnie Togs branded retail stores, Bonnie Togs also operates 22 Carter’s/OshKosh B’gosh stores, which offer consumers these leading U.S. children’s apparel brands in one convenient location.

The acquisition of Bonnie Togs is expected to be accretive to Carter’s fiscal 2011 adjusted earnings per share, excluding the impact of non-recurring purchase accounting-related charges.

“The acquisition of Bonnie Togs is an important component of our long-term strategy to extend the reach of our Carter’s and OshKosh B’gosh brands to consumers in international markets,” said Michael D. Casey, Carter’s Chairman and Chief Executive Officer. “We are excited to add this successful, high-growth retail business and experienced management team to our company. We see significant potential for growth in Canada, with an opportunity to operate approximately 160 stores contributing total annual revenues of more than $200 million by 2016.”

“We are very excited to join Carter’s and to jointly pursue the significant growth opportunities we see ahead in Canada,” said Paul Rubinstein, President of Bonnie Togs. Rubinstein will become Senior Vice President and Market Leader of Canada for Carter’s upon completion of the transaction.

Terms and Financing of the Transaction

The transaction will be structured as an acquisition by Carter’s of all of the outstanding stock of the legal entities comprising the Bonnie Togs business. The total purchase price is comprised of a cash payment upon closing of the transaction of approximately $62 million. The balance of the purchase price, or approximately $36 million, is payable upon attainment of certain earnings objectives over a four-year measurement period. The final purchase price is subject to a working capital adjustment. The transaction is expected to close within the next 45 days.

About Carter’s, Inc.

Carter’s, Inc. is a leading provider of apparel and related products exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally, and through over 500 Company-operated stores and on-line at carters.com and oshkoshbgosh.com. The Company’s Child of Mine brand is available at Walmart, and its Genuine Kids, Just One You, and Precious Firsts brands are available at Target. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com and www.oshkoshbgosh.com.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company's future performance, including, without limitation, statements with respect to the Company's planned acquisition of Bonnie Togs and related companies, as well as the Company’s strategies and future operating results for the Bonnie Togs business and the Company. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include: the Company's planned acquisition of Bonnie Togs is subject to conditions, which may not be satisfied, in which event the transaction may not close, and various risks relating to the Bonnie Togs business, including the Company's ability to manage its growth, to develop and grow the Bonnie Togs business in terms of revenue and profitability, and its ability to realize any benefits from Bonnie Togs if the acquisition is consummated; the ability to integrate Bonnie Togs into the Company with no substantial adverse affect on the Bonnie Togs’ or the Company's existing operations, employee relationships, vendor relationships, customer relationships or financial performance; the acceptance of the Company's products in the marketplace; changes in consumer preference and fashion trends; seasonal fluctuations in the children's apparel business; negative publicity; the breach of the Company's consumer databases; increased production costs; deflationary pricing pressures and customer acceptance of higher selling prices; a continued decrease in the overall level of consumer spending; the Company's dependence on its foreign supply sources; failure of its foreign supply sources to meet the Company's quality standards or regulatory requirements; the impact of governmental regulations and environmental risks applicable to the Company's business; the loss of a product sourcing agent; increased competition in the baby and young children's apparel market; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; and the ability to attract and retain key individuals within the organization. Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings "Risk Factors" and "Forward-Looking Statements." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.